                                                                   EXHIBIT 10.3



                                     FORM OF

                              TAX SHARING AGREEMENT



         This Tax Sharing Agreement ("Agreement") is entered into as of ____________, 1996 by and between AltaVista Internet Software, Inc., a Delaware corporation ("AltaVista"), and Digital Equipment Corporation, a Massachusetts corporation ("Digital").

                                    RECITALS:

         WHEREAS, Digital is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, Digital beneficially owns all of the issued and outstanding AltaVista Class B Common Stock, par value $.01 per share, and AltaVista is a member of Digital's consolidated group for federal income tax purposes;

         WHEREAS, the parties are contemplating the possibility that AltaVista will issue shares of Class A Common Stock, $.01 par value per share, to the public in an offering (the "Initial Public Offering") registered under the Securities Act of 1933, as amended;

         WHEREAS, the Digital Group (as defined below) has filed and intends to file consolidated federal income tax returns as permitted by Section 1501 of the Code, and certain members of the AltaVista Group (as defined below) and certain members of the Digital Sub-Group (as defined below) have filed and intend to file returns relating to Combined State Taxes (as defined below);

         WHEREAS, AltaVista desires to engage Digital to provide certain services, and Digital desires to provide certain services, relating to federal, state, local and foreign taxes; and

         WHEREAS, Digital and AltaVista desire to agree upon a method for determining the financial consequences to each party and their subsidiaries resulting from the filing of a consolidated federal income tax return and the filing of returns relating to Combined State Taxes.
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                                      -2-

                                   AGREEMENTS:

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Digital and AltaVista, for themselves, their successors, and assigns, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings.

                  "AltaVista Combined State Tax Liability" shall mean, with respect to any taxable year and any jurisdiction, an amount of Combined State Taxes determined in accordance with the principles set forth in the definition of AltaVista Federal Tax Liability; provided, however, that the total amount of the AltaVista Combined State Tax Liability shall also include, to the extent not included after application of the principles set forth in the definition of AltaVista Federal Tax Liability, any actual income, franchise or similar state or local tax liability (a "State Liability") owed in a jurisdiction (a "Combined Jurisdiction") in which a member of the AltaVista Group files tax returns with a member of the Digital Sub-Group, on a consolidated, combined or unitary basis, to the extent the Combined State Tax liability exceeds the amount of such liability that would have been owed had no member of the AltaVista Group been included in such returns.

                  "AltaVista Federal Tax Liability" shall mean, with respect to any taxable year, the sum of the AltaVista Group's Federal Tax liability and any interest, penalties and other additions to such taxes for such taxable year, computed as if the AltaVista Group were not and never were part of the Digital Group, but rather were a separate affiliated group of corporations filing a consolidated federal income tax return pursuant to Section 1501 of the Code; provided, however, that transactions with members of the Digital Sub-Group shall be reflected according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions, and that Deconsolidation will trigger any deferred amounts, excess loss accounts or similar items. Such computation shall be made (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of the Digital Group that is not a member of the AltaVista Group, (B) by taking account of any Tax Asset of the AltaVista Group other than (I) any such Tax Asset that produces a Tax Savings to Digital in accordance with Section 2.1(c)(iii) hereof and (II) any such Tax Asset from a tax period (or portion thereof) ending on or before the date of the Initial Public Offering and arising solely due to treating the AltaVista Group as if it were never part of Digital Group, (C) as though the highest rate of tax specified in subsection (b) of Section 11 of the Code (or any other similar rates applicable to specific types of income) were the only rate set forth in that subsection, and with other similar adjustments as described in Section 1561 of the Code, (D) reflecting the positions, elections and accounting methods used by Digital in preparing the consolidated federal income tax return for the Digital Group and (E) by not permitting the AltaVista Group any compensation deductions arising in respect of the issuance by Digital of Digital stock to any employee of the AltaVista Group.
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                                      -3-

                  "AltaVista Group" shall mean, at any time, AltaVista and any direct or indirect corporate subsidiaries of AltaVista that would be eligible to join with AltaVista, with respect to Federal Taxes, in the filing of a consolidated federal income tax return and, with respect to Combined State Taxes, in the filing of a consolidated, combined or unitary income or franchise tax return if AltaVista were not consolidated, combined or filing on a unitary basis with any member of Digital Sub-Group.

                  "Combined State Tax" means, with respect to each state or local taxing jurisdiction, any income, franchise or similar tax payable to such state or local taxing jurisdiction in which a member of the AltaVista Group files tax returns with a member of the Digital Sub-Group, on a consolidated, combined or unitary basis for purposes of such income or franchise tax.

                  "Deconsolidation" means any event pursuant to which AltaVista ceases to be a subsidiary corporation includible in a consolidated tax return of the Digital Group for Federal Tax purposes.

                  "Digital Group" shall mean, at any time, Digital and each direct and indirect corporate subsidiary eligible to join with Digital in the filing of a consolidated federal income tax return.

                  "Digital Sub-Group" shall mean, at any time, Digital and each of its direct and indirect corporate subsidiaries other than those subsidiaries that are members of the AltaVista Group.

                  "Federal Tax" means any tax imposed under Subtitle A of the Code.

                  "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to taxes other than Federal Taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, (ii) any final disposition of a tax issue by reason of the expiration of a statute of limitations or (iii) the payment of tax by Digital with respect to any item disallowed or adjusted by any taxing authority where Digital determines in good faith that no action should be taken to recoup such payment.

                  "Post-Deconsolidation Tax Period" means (i) any tax period beginning and ending after the date of Deconsolidation and (ii) with respect to a tax period that begins before and ends after the date of Deconsolidation, such portion of the tax period that commences on the day immediately after the date of Deconsolidation.

                  "Pre-Deconsolidation Tax Period" means (i) any tax period beginning and ending before or on the date of Deconsolidation and (ii) with respect to a period that begins before and ends after the date of
Deconsolidation, such portion of the tax period ending on and including the date of Deconsolidation.
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                                      -4-

                  "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other deduction, credit or tax attribute which could reduce taxes (including, without limitation, deductions and credits related to alternative minimum taxes).

                  "Tax Savings" means the actual amount of reduction in taxes payable (including refunds actually received) to a taxing authority with respect to a tax period as a result of a Tax Asset as compared to the taxes that would have been payable to a taxing authority for that tax period in the absence of such Tax Asset; provided, however, Tax Savings shall not include any reduction in alternative minimum tax.

         1.2 Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

                                   ARTICLE II
                                   TAX SHARING

         2.1 Tax Sharing. (a) General. For each taxable year of the Digital Group during which income, loss, or credit against tax of the AltaVista Group are includible in the consolidated Federal Tax return of the Digital Group, AltaVista shall pay to Digital an amount equal to the AltaVista Federal Tax Liability and for each taxable period during which income, loss or credit against tax of any member of the AltaVista Group are includible in a return relating to a Combined State Tax, AltaVista shall pay Digital an amount equal to the AltaVista Combined State Tax Liability for such taxable period, each as shown on the Pro Forma Returns (as defined in paragraph (c) below).

                  (b) Estimated Payments. For each taxable period, Digital may determine the amount of the estimated tax installment of the AltaVista Federal Tax Liability (corresponding to Digital's estimated Federal Tax installment), as determined under the principles of Section 2.1(a) of this Agreement. If Digital makes such a determination, AltaVista shall, within five (5) days of receipt of such determination, pay to Digital the amount so determined. For each taxable period, Digital may determine under provisions of applicable law the amount of the estimated tax installment of the AltaVista Combined State Tax Liability (corresponding to the relevant estimated Combined State Tax installment), as determined under the principles of Section 2.1(a) of this Agreement. If Digital makes such a determination, AltaVista shall, within five (5) days of receipt of such determination, pay to Digital the amount so determined.

                  (c) Payment of Taxes at Year-End.

                           (i) Within thirty (30) days after the date the Digital Group's consolidated Federal Tax return is filed, Digital shall make available to AltaVista a pro forma Federal Tax return (a "Pro Forma Federal Return") of the AltaVista Group reflecting the AltaVista Federal Tax Liability. Within thirty (30) days after the date the last Combined State Tax return is filed for the fiscal year to which such returns relate,
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                                      -5-

         Digital shall make available to AltaVista the relevant pro forma Combined State Tax Returns (each a "Pro Forma Combined State Return" and together with the Pro Forma Federal Return, the "Pro Forma Returns") of the AltaVista Group reflecting the relevant AltaVista Combined State Tax Liability. The Pro Forma Returns shall be prepared in good faith in a manner generally consistent with past practice.

                           (ii) Within five (5) days of receipt of the Pro Forma Federal Return, AltaVista shall pay to Digital, or Digital shall pay to AltaVista, as appropriate, an amount equal to the difference, if any, between the AltaVista Federal Tax Liability reflected on the Pro Forma Federal Return for such year and the aggregate amount of the estimated installments of the AltaVista Federal Tax Liability for such year made pursuant to Section 2.1(b). Within five (5) days of receipt of the Pro Forma Combined State Return, AltaVista shall pay to Digital, or Digital shall pay to AltaVista, as appropriate, an amount equal to the difference, if any, between the AltaVista Combined State Tax Liability reflected on the relevant Pro Forma Combined State Tax Return and the aggregate amount of the estimated installments paid with respect to the corresponding AltaVista Combined State Tax Liability pursuant to
         Section 2.1(b).

                           (iii) If a Pro Forma Return reflects a Tax Asset that, under applicable law and consistent with this Agreement, produces a Tax Savings for any member of the Digital Sub-Group, Digital shall pay to AltaVista an amount equal to the Tax Saving attributable to such Tax Asset, if and when realized by Digital, and the future Pro Forma Returns of the AltaVista Group shall be adjusted to reflect such use.

                           (iv) In the event that Digital makes a cash deposit with a taxing authority in order to stop the running of interest or makes a payment of tax and correspondingly takes action to recoup such payment (such as suing for a refund), AltaVista shall pay to Digital an amount equal to AltaVista's share of the amount so deposited or paid (calculated in a manner consistent with the determinations provided in this Article 2). Upon receipt by Digital of a refund of any amounts paid by it in respect of which AltaVista shall have advanced an amount hereunder, Digital shall pay to AltaVista the amount of such refund, together with any interest received by it on such refund. If and to the extent that any claim for refund or contest based thereupon shall be unsuccessful, the payment by AltaVista under Section 2.1(c)(iv) shall be credited toward AltaVista's obligations under this Section 2(c)(iv) and any other payment obligation of AltaVista under Section 2(d) below.

                  (d) Treatment of Adjustments. If any adjustment is made in a Federal Tax return of the Digital Group or in a return relating to a Combined State Tax, after the filing thereof, in which income or loss of the AltaVista Group (or any member thereof) is included, then at the time of a Final Determination of the adjustment, AltaVista shall pay to Digital or Digital shall pay to AltaVista, as the case may be, the difference between all payments actually made under Section 2.1 with respect to the taxable year or period covered by such tax return and all payments that would have been made under
Section 2.1 taking such adjustment into account, together with any penalties actually paid and interest for each day until the date of Final
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                                      -6-

Determination calculated at the rate determined, in the case of a payment by AltaVista, under Section 6621(a)(2) of the Code and, in the case of a payment by Digital, under Section 6621(a)(1) of the Code.

                  (e) Preparation of Returns and Contests. So long as the Digital Group elects to file (i) consolidated Federal Tax returns as permitted by Section 1501 of the Code or (ii) any Combined State Tax return as permitted by applicable state law, AltaVista shall consent to the filing of such returns with Digital. Digital shall prepare and file such returns and any other returns, documents or statements required to be filed with the Internal Revenue Service with respect to the determination of the Federal Tax liability of the Digital Group and with the appropriate taxing authorities with respect to the determination of a Combined State Tax liability. With respect to such return preparation, Digital shall act in good faith with regard to all members included in an applicable return. Digital shall have the right with respect to any consolidated Federal Tax returns or returns relating to a Combined State Tax that it has filed or will file to determine in good faith (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions should be requested, and (iii) the elections that will be made by any member of the Digital Group. In addition, Digital shall have the right, in good faith, to (i) contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any Federal Tax return or return relating to a Combined State Tax, (ii) file, prosecute, compromise or settle any claim for refund, and (iii) determine whether any refunds shall be received by way of refund or credited against tax liabilities. In addition, Digital shall prepare and file ruling requests, and take all other actions on behalf of any member of the Digital Group that it deems appropriate in providing tax services to the members of the Digital Group. Digital shall, to the extent such information is available, advise AltaVista of any significant AltaVista tax issue being contested by the federal, state, local or other relevant taxing authorities, and shall keep AltaVista informed with respect to any contest, compromise or settlement thereof.

                  (f) Foreign Tax Returns. AltaVista shall not be required to consent to the filing of any foreign tax return to be filed on a combined, consolidated or unitary basis with the Digital Sub-Group unless and until this Agreement is modified to take into account the allocation of such foreign tax liability between the Digital Sub-Group and the AltaVista Group. The allocation of such foreign tax liability shall be in accordance with the principles set forth in this Agreement.

         2.2 Reimbursement for Certain Services. Digital shall provide services in connection with this Agreement, including but not limited to, (i) those services relating to the preparation of returns (including Pro Forma Returns) described in paragraphs 2.1(b), 2.1(c) and 2.1(e) and (ii) services relating to the other activities described in paragraph 2.1(e). As compensation for these services, AltaVista shall pay Digital a fee calculated on a basis such that Digital is reimbursed for all direct and indirect costs and expenses incurred with respect to AltaVista's share of the overall costs and expenses incurred by Digital with respect to tax related services. Digital shall calculate the fee payable, invoice AltaVista for the fee and AltaVista will pay the
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                                      -7-

invoiced amount in a manner consistent with the invoice and payment procedures provided for in the intercompany Services Agreement.

         2.3 Additional Services. Digital will provide the tax services described in this Article II with respect to all of the separate state, local and foreign taxes of any members of the AltaVista Group that do not relate to consolidated Federal Taxes or Combined State Taxes. Digital will provide these services in a manner consistent with the principles contained in Article II and be compensated in the same manner as described in Section 2.2.


                                   ARTICLE III
                              POST-DECONSOLIDATION

         3.1. Additional Rights and Liabilities Post-Deconsolidation.

                  (a) AltaVista covenants that on or after a Deconsolidation it will not, nor will it cause or permit any member of the AltaVista Group to make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any other action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Asset of the Digital Group or any member thereof (immediately after the Deconsolidation) in respect of any Pre-Deconsolidation Tax Period, without first obtaining the written consent of an authorized representative of Digital.

                  (b) In the event of a Deconsolidation, Digital may, at its option, elect, and AltaVista shall join Digital in electing (if necessary), (i) to reattribute to itself certain Tax Assets of the AltaVista Group pursuant to Treasury Regulations Section 1.1502-20(g) and, if Digital makes such election, AltaVista shall comply with the requirements of Treasury Regulations Section 1.1502-20(g)(5)), and (ii) to ratably allocate items (other than extraordinary items) of the AltaVista Group in accordance with relevant provisions of the Treasury Regulations Section 1.1502-76.

                  (c) Digital agrees to pay to AltaVista the Tax Savings received by the Digital Group from the use in any Pre-Deconsolidation Tax Period of a carryback of any Tax Asset of the AltaVista Group from a Post-Deconsolidation Tax Period, if and when such Tax Savings are realized.

                  (d) Any amounts owed by Digital to AltaVista pursuant to
Section 3.1(c) shall be paid within 90 days of the filing of the applicable tax return for the taxable year in which such Tax Savings are realized. If, subsequent to the payment by Digital to AltaVista of any such amount, there shall be (A) a Final Determination which results in a disallowance or a reduction of any Tax Asset of AltaVista or (B) a reduction in the amount of the Tax Savings realized by the Digital Group as a result of any other Tax Asset of Digital that arises in a Post-Deconsolidation Tax Period, AltaVista shall repay to Digital, within 90 days of such event described in (A) or (B) (an "Event" or, collectively, the "Events") any amount which would not have been payable to AltaVista pursuant to this Section 3.1 had the amount of the Tax Savings calculated in Sections

3.1(c) been determined in light of the Events. AltaVista shall hold Digital harmless for any penalty or interest payable by any member of the Digital Group, as a result of any Event. Any such amount shall be paid by AltaVista to Digital within 90 days of the payment by Digital or any member of the Digital Group of any such interest or penalty. Nothing in this Agreement shall require Digital to file a claim for refund of Federal Taxes or Combined State Taxes which Digital, in its sole discretion, determines lacks substantial authority, as defined in the Code and the regulations thereunder.


                                   ARTICLE IV
                                  MISCELLANEOUS

         4.1. Limitation of Liability. Neither Digital nor AltaVista shall be liable to the other for any special, indirect, incidental or consequential damages of the other arising in connection with this Agreement; provided, however, that in the event that (i) the Internal Revenue Service (or other competent taxing authority) asserts a tax liability directly against AltaVista or any member of the AltaVista Group, pursuant to its authority under Treasury Regulation Section 1.1502-6 (or other similar provision of state or local law),
(ii) AltaVista has made all payments and performed all of its obligations otherwise required of it under this Agreement with respect to such liability or otherwise, and (iii) Digital was given the opportunity to contest, settle or compromise such liability pursuant to Section 2.1(e) of this Agreement, Digital shall indemnify AltaVista for actual payments made after a Final Determination with respect to such liability to the extent that such payments exceed AltaVista's share of such liability (calculated in a manner that avoids double-counting under this Agreement), such share determined in accordance with
Article II of this Agreement.

         4.2. Subsidiaries. (a) Performance. Digital agrees and acknowledges that Digital shall be responsible for the performance of the obligations of each member of the Digital Sub-Group hereunder applicable to such subsidiary. AltaVista agrees and acknowledges that AltaVista shall be responsible for the performance by each member of the AltaVista Group of the obligations hereunder applicable to such member.

                  (b) Application to Present and Future Subsidiaries. This Agreement is being entered into by Digital and AltaVista on behalf of themselves and each member of the Digital Sub-Group and the AltaVista Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the Digital Sub-Group or the AltaVista Group in the future.

         4.3. Cooperation. Digital and AltaVista shall cooperate fully in the implementation of this Agreement, including but not limited to, providing promptly to the requesting party such assistance and documentation as may be reasonably requested by such party in connection with any of the activities described in Article II or Article III. In addition, Digital and AltaVista shall retain all relevant tax records for relevant open periods in accordance with past practice.
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                                      -9-

         4.4 Agent. Each member of the AltaVista Group hereby irrevocably appoints Digital as its agent and attorney-in-fact to take any action as Digital may deem necessary or appropriate to effect Section 2.1 including, without limitation, those actions specified in Treasury Regulation Section 1.1502-77(a).

         4.5. Amendments. This Agreement may not be amended or terminated orally, but only by a writing duly executed by or on behalf of the parties hereto. Any such amendment shall be validly and sufficiently authorized for purposes of this Agreement if it is signed on behalf of Digital and AltaVista by any of their respective presidents or vice presidents.

         4.6. Term. Subject to Article III, this Agreement shall expire upon the date of Deconsolidation with respect to all Post-Deconsolidation periods; provided, however, that all rights and obligations arising hereunder with respect to a Pre-Deconsolidation Tax Period shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this Agreement to the contrary, all rights and obligations arising hereunder with respect to a Post-Deconsolidation Tax Period shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

         4.7. Effective Date. This Agreement shall be effective as of the date that the Initial Public Offering is consummated ("effective date"), shall govern all open taxable periods and shall supersede all prior agreements as to the allocation of federal income tax liability between the parties to this Agreement for all such open taxable years and for all subsequent taxable years. As of the effective date, all such prior agreements are hereby canceled with respect to members of the AltaVista Group.

         4.8. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

         4.9. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b), addressed as follows:

                                    (a)     If to AltaVista, to:

                                            AltaVista Internet Software, Inc.
                                            30 Porter Road
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                                      -10-

                                            Littleton, MA 01460
                                            Attention:  Chief Financial Officer
                                            Fax:  617-

                                     (b)    If to Digital, to:

                                            Digital Equipment Corporation
                                            111 Powdermill Road
                                            Maynard, MA 01754-1418
                                            Attention:  Treasurer
                                            Fax:  617-

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

         4.10. Further Assurances. Digital and AltaVista shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

         4.11 Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

         4.12. Successors. This agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of Digital and AltaVista succeeding to the tax attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party hereto.

         4.13. Authorization, etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

         4.14. Section Captions. Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

         4.15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT GIVING EFFECT TO LAWS AND PRINCIPLES RELATING TO CONFLICTS OF LAW.

         4.16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.


         IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be executed by a duly authorized officer as of the date first above written.


                                             ALTAVISTA INTERNET SOFTWARE, INC.





                                             By:________________________________

                                             Name:
                                             Title:



                                             DIGITAL EQUIPMENT CORPORATION



                                             By:________________________________

                                             Name:
                                             Title: